UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

UNIPRO FINANCIAL SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

UNIPRO FINANCIAL SERVICES, INC.

South Banbidian Industrial Park,

Liqiao Township, Shunyi District

Beijing 101304, People’s Republic of China

(86-10) 8416 3816

NOTICE OF ACTION TAKEN WITHOUT A STOCKHOLDER MEETING

January 11, 2007

To the Stockholders of Unipro Financial Services, Inc.:

The attached Information Statement is being delivered by Unipro Financial Services, Inc. (“Unipro”) in connection with the approval by our directors and stockholders of amendments to our articles of incorporation to: (i) change our corporate name to “China Fire & Security Group, Inc.”, and (ii) increase our authorized shares from 18 million (18,000,000) to 70 million (70,000,000) and the number of our authorized shares of common stock from thirteen million (13,000,000) to sixty-five million (65,000,000). The stockholders of record as of January 5, 2007 are entitled to receive this Information Statement. This Information Statement is first being mailed to stockholders on or about January 11, 2007. We anticipate that the amendment to our articles of incorporation will become effective on or after January 31, 2007.

Our board of directors approved resolutions authorizing us to file the amendment to our articles of incorporation with the Florida Secretary of State. Unipro has received the approval from the board of directors and holders of a majority of the outstanding shares entitled to vote thereon pursuant to a written consent in accordance with Section 607.0704 of the Florida Business Corporation Act approving and adopting the amendments to our articles of incorporation. Stockholders of a majority of outstanding shares approved the name change and the increase of authorized stock and authorized common stock by written consent on January 5, 2007.

This letter and the accompanying Information Statement are being distributed to you, our stockholders, in accordance with the requirements of Section 607.0704 of the Florida Business Corporation Act and Section 14(c) of the Securities Exchange Act of 1934, as amended. The Information Statement describes in greater detail the changes to our articles of incorporation.

UNIPRO FINANCIAL SERVICES, INC.

South Banbidian Industrial Park,

Liqiao Township, Shunyi District

Beijing 101304, People’s Republic of China

(86-10) 8416 3816

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about January 11, 2007 to all stockholders of record of Unipro Financial Services, Inc. (“Unipro”), a Florida corporation, as of the close of business on January 5, 2007. It is being furnished in connection with the adoption of amendments to our articles of incorporation by written consent of the holders of a majority of the outstanding shares of entitled to vote thereon. We anticipate that the amendment will become effective on or after January 31, 2007. A copy of the amended and restated articles of incorporation is attached to this document as Exhibit A.

Our board of directors and the holders of a majority of the shares entitled to vote thereon adopted resolutions approving the amendments of our articles of incorporation to (i) change our name from “Unipro Financial Services, Inc.” to “China Fire & Security Group, Inc.” and (ii) increase our authorized shares from 18 million (18,000,000) to 70 million (70,000,000) and the number of our authorized shares of common stock from thirteen million (13,000,000) to sixty-five million (65,000,000).

Our board of directors approved resolutions authorizing us to file the amendment to our articles of incorporation with the Florida Secretary of State. Unipro has received the approval from the board of directors and holders of a majority of the outstanding shares entitled to vote thereon pursuant to a written consent in accordance with Section 607.0704 of the Florida Business Corporation Act approving and adopting the amendments to our articles of incorporation. Stockholders of a majority of outstanding shares approved the name change and the increase of authorized common stock by written consent on January 5, 2007.

Our board of directors decided to obtain the written consent of holders of a majority of the outstanding shares entitled to vote on the amended and restated articles in order to eliminate the cost and delay involved in holding a special meeting of our stockholders and in order to amend our articles of incorporation in a timely manner.

The record date for purposes of determining the stockholders to whom this Information Statement is sent is January 5, 2007. As of the record date, we had 3,661,677 shares of common stock and 701,538.46 shares of Series A Convertible Preferred Stock issued and outstanding. Common stock and Series A Convertible Preferred Stock vote as a class on all matters, with each share of common stock entitled to one vote and each shares of Series A Convertible Preferred Stock entitled to 32.5 votes.

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the amendment and restatement of our articles of incorporation may not be effected until at least twenty (20) calendar days after this Information Statement is sent or given to our stockholders. We anticipate that the amendment and restatement of our articles of incorporation will become effective on or after January 31, 2007 upon filing with the Florida Secretary of State.

There will not be a meeting of stockholders and none is required under the Florida Business Corporation Act because this action will be approved by written consent of the holders of a majority of the outstanding shares of our voting common stock and Series A Convertible Preferred Stock.

1

AMENDMENTS TO THE ARTICLES OF INCORPORATION

NAME CHANGE TO CHINA FIRE & SECURITY GROUP, INC.

Our board of directors and a majority of the shareholders entitled to vote have approved the change of our corporate name from “Unipro Financial Services, Inc.” to “China Fire & Security Group, Inc.” by means of an amendment to our articles of incorporation. Stockholders of a majority of outstanding shares entitled to vote approved the name change by written consent on January 5, 2007. The corporate name change will be effective upon the filing of an amendment to our articles of incorporation with the Florida Secretary of State, which is expected to occur as soon as reasonable practicable on or after the twentieth (20th) day following the mailing of this Information Statement to our stockholders.

Our board of directors believes that changing our corporate name is in the best interest of the corporation and our stockholders.

The voting and other rights that accompany our securities will not be affected by the change in our corporate name. Our ticker symbol, which is currently “UPFS.OB,” and our CUSIP number will both change as a result of our name change. Stockholders may, but need not, exchange their certificates to reflect the change in corporate name. Your existing certificate will continue to represent shares of our common stock and preferred stock as if our name had not changed. Our transfer agent will issue stock certificates with our new name as stock certificates are sent in upon transfers of shares by our existing stockholders. Until you sell or otherwise transfer your shares of common stock or Series A Convertible Preferred Stock, there is no need to send us or our transfer agent your existing stock certificates.

INCREASE OF AUTHORIZED SHARES OF COMMON STOCK

The company was authorized to issue seventy million shares including sixty-five million (65,000,000) shares of common stock prior to September 8, 2006. In order to facilitate the share exchange consummated on October 27, 2006, the board of directors approved and the company completed a one for five reverse stock split on September 8, 2006, whereby the number of our outstanding common stock decreased from six million (6,000,000) shares to one million two hundred thousand (1,200,000) shares and the number of our authorized shares decreased to eighteen million (18,000,000) and the number of our authorized shares of common stock decreased from sixty-five million (65,000,000) shares to thirteen million (13,000,000) shares. Our board of directors and a majority of the shareholders entitled to vote have authorized the increase of our authorized shares to seventy million (70,000,000) and authorized shares of common stock to sixty-five million (65,000,000). Stockholders of a majority of outstanding shares approved the increase of authorized shares by written consent on January 5, 2007. The change to our authorized number of shares and the authorized number of shares of common stock will become effective upon the filing of an amendment to our articles of incorporation with the Florida Secretary of State, which is expected to occur as soon as reasonable practicable on or after the twentieth (20th) day following the mailing of this Information Statement to our stockholders.

The board of directors believes that it is advisable and in the best interests of the company to increase its authorized shares and authorized shares of common stock in order to permit the conversion of the Series A Convertible Preferred Stock into common stock and to provide additional shares that could be issued for raising of additional equity capital or other financing activities, stock dividends or the exercise of stock options. The future issuance of additional shares of common stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights.

2

ABSENCE OF DISSENTERS’ RIGHTS

No dissenters’ or appraisal rights are available to our stockholders under the Florida Business Corporation Act in connection with the amendment and restatement.

AMENDMENTS NOT REQUIRING SHAREHOLDER APPROVAL

The board of directors has amended the articles of incorporation to eliminate references to the initial office, the initial director, and matters of historical interest. Such amendments do not require shareholder approval under Florida law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock as of January 11, 2007 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of our common stock and Series A Convertible Preferred Stock on an as converted basis, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group.

This table is based upon information derived from our stock records. Unless otherwise subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 26,461,677 shares of common stock outstanding on an as converted basis as of January 11, 2007.

Name and Address*	Number of Shares		Percentage Owned
Li Brothers Holding Inc.(1)	12,768,000	(2)	48.3%
Vyle Investment Inc.(3)	2,621,660	(4)	9.9%
China Honor Investment Limited(5)	2,667,940	(6)	10.1%
Worldtime Investment Advisors Limited	2,576,060		9.7%
Gangjin Li	13,068,000	(7)	49.4%
Brian Lin	936,498	(8)	3.6%
Qihong Wu	0
Tieying Guo	0
Vision Master Opportunity Fund(9)	2,701,281		9.9%
Directors and executive officers as a group (4 persons)	14,004,498	(9)	52.9%

*	The address for the officers and directors is South Banbidian Industrial Park, Liqiao Township, Shunyi District, Beijing 101304, People’s Republic of China, (86-10) 8416 3816.
(1)	Li Brothers Holding Inc is a BVI company of which Mr. Gangjin Li is the sole shareholder.
(2)	Represents the number of shares of Common Stock to be issued on conversion of Series A Convertible Preferred Stock as soon as the amendment of the certificate of incorporation to increase the number of authorized shares becomes effective.
(3)	Wyle Investment Inc. is a BVI company of which Mr. Brian Lin owns 30%
(4)	Represents the number of shares of Common Stock to be issued on conversion of Series A Convertible Preferred Stock as soon as the amendment of the certificate of incorporation to increase the number of authorized shares becomes effective.
(5)	China Honor Investment Inc. is a BVI company of which Mr. Ang Li is the sole shareholder. Mr. Ang Li is the son of Mr. Gangjin Li, who disclaims beneficial ownership of such shares.
(6)	Represents the number of shares of Common Stock to be issued on conversion of Series A Convertible Preferred Stock as soon as the amendment of the certificate of incorporation to increase the number of authorized shares becomes effective.
(7)	Represents the number of shares of Common Stock to be issued on conversion of Series A Convertible Preferred Stock as soon as the amendment of the certificate of incorporation to increase the number of authorized shares becomes effective plus options to purchase 300,000 shares of Common Stock.

3

(8)	Represents the number of shares of Common Stock to be issued on conversion of Series A Convertible Preferred Stock, including 30% of the shares held by Vyle, Investment Inc., as soon as the amendment of the certificate of incorporation to increase the number of authorized shares becomes effective plus options to purchase 150,000 shares of Common Stock.
(9)	Represents the number of shares of Common Stock purchased on October 27, 2006 and December 5, 2006 from the Company, and shares of Common Stock issuable upon exercise of the warrants.

By Order of the Board of Directors: Unipro Financial Services, Inc.

/s/ Brian Lin
Brian Lin, Chief Executive Officer

Beijing, The People’s Republic Of China

January 11 , 2007

4

Exhibit A

Amended Articles of Incorporation

ARTICLES OF RESTATEMENT OF THE

ARTICLES OF INCORPORATION

OF UNIPRO FINANCIAL SERVICES, INC.

Unipro Financial Services, Inc., pursuant to Sections 607.1002, 607.1003, 607,1006 and 607.1007 of the Florida Revised Statutes, adopts this Amended and Restated Articles of Incorporation. The following Amended and Restated Articles of Incorporation requires shareholder approval and was adopted by unanimous consent of the Board of Directors pursuant to Section 607.0821 of the Florida Revised Statutes and by Consent of Majority Stockholders pursuant to Section 607.0704 of the Florida Revised Statutes. The number of shares approving Amended and Restated Articles of Incorporation, to the extent required, was sufficient for approval.

The following Amended and Restated Articles of Incorporation amends the original Articles of Incorporation in its entirety, as follows:

ARTICLE I

The name of the corporation is China Fire & Security Group, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 607 of the Florida Revised Statues.

ARTICLE III

This Corporation is authorized to issue SEVENTY MILLION (70,000,000) shares of Capital Stock consisting of two classes to be designated, respectively, preferred stock (“Preferred Stock”) and common stock (“Common Stock”). All reference to authorized shares contained below shall refer to post split shares.

The Corporation’s Capital Stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value. All Capital Stock of this Corporation shall be issued only upon the receipt of the full consideration fixed for the issuance of such stock. Such stock, once issued, shall be fully paid and nonassessable.

All shares of Capital Stock issued by this Corporation shall have one vote in every matter submitted to the Shareholders unless specifically stated to the contrary in any applicable certificate of designation. In its discretion, the Board of Directors may authorize the issuance of Shares of Convertible Preferred with voting rights commensurate with the number of shares of Common Stock that are issuable upon such conversion.

3.1 Common Stock. The total number of shares of Common Stock the Corporation shall have the authority to issue is 65,000,000, par value $0.001 per share.

3.2 Preferred Stock. The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is 5,000,000, par value $0.001 per share. The Board of Directors of the Corporation is expressly authorized, subject to limitations prescribed by law and the provisions of this Article 3, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, and by filing a certificate pursuant to the Florida law, to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares as may be permitted by Florida laws.

3.2.1 SERIES A CONVERTIBLE PREFERRED STOCK DESIGNATION AND AMOUNT

Two million (2,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Convertible Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

3.2.1.1. Fractional Shares.

Series A Convertible Preferred Stock may be issued in fractional shares.

3.2.1.2. Dividends.

Series A Convertible Preferred Stock shall be treated pari passu with Common Stock except that the dividend on each share of Series A Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

3.2.1.3. Liquidation, Dissolution, or Winding Up.

Series A Convertible Preferred Stock shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

3.2.1.4. Voting.

The shares of Series A Convertible Preferred Stock shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate.

3.2.1.5. Conversion Rate and Adjustments.

(a) Conversion Rate. The Conversion Rate shall be 32.5 shares of Common Stock (as adjusted pursuant to this Section 5) for each share of Series A Convertible Preferred Stock.

(b) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

3.2.1.6. Mandatory Conversion.

(a) Upon the effective date of an amendment to the Articles of Incorporation amending Article 4 increasing the total number of authorized shares is 70,000,000 and increasing the number of authorized shares of Common Stock is 65,000,000 (the “Mandatory Conversion Date”), (i) all outstanding shares of Series A Convertible Preferred Stock shall be automatically converted into shares of Common Stock, at the Conversion Rate, (ii) such shares may not be reissued by the Corporation as shares of such series and (iii) all outstanding options and warrants to acquire Series A Convertible Preferred Stock shall be automatically converted into options and warrants to acquire shares of Common Stock, at the then effective Conversion Rate and the price per Share of Common Stock will be equal to the fraction in which the numerator is 1 and the denominator is Conversion Rate.

(b) All holders of record of shares of Series A Convertible Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Convertible Preferred Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Florida Business Corporation Act, to each record holder of Series A Convertible Preferred Stock. Upon receipt of such notice, each holder of shares of Series A Convertible Preferred Stock shall surrender his, her, or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all outstanding shares of Series A Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Convertible Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her, or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 6(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Convertible Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

(d) No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, fractional share shall be rounded up to a whole share.

3.2.1.7. Waiver. Any of the rights, powers, or preferences of the holders of Series A Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Convertible Preferred Stock then outstanding.

ARTICLE IV.

The number of directors may be either increased or decreased from time to time by the By-Laws but shall never be less than one.

ARTICLE V

The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the By-laws of the Corporation, except as such power may be restricted or limited by Florida law.

ARTICLE VI

The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, each person (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability that may be asserted against such person. To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VII

This Corporation shall have perpetual existence.

ARTICLE VIII

The Corporation expressly elects not to be governed by §607.0902 of the Florida Business Corporation Act, as it may be amended from time to time, relating to control share acquisitions.

A-4